                                                                    EXHIBIT 99.1

Contact:

Investor Relations                              Media relations
Glenn A. Etherington                            Ed Bryson
Chief Financial Officer                         Public relations manager
(972) 403-8300                                  (972) 543-5117
getherington@metasolv.com                       ebryson@metasolv.com






                  Metasolv, Inc. Adopts Stockholder Rights Plan

PLANO, TEXAS, October 24, 2001 - MetaSolv, Inc. (the "Company") (Nasdaq: MSLV) today announced that its Board of Directors has authorized the adoption of a stockholder rights plan. This plan is designed to ensure that all Company stockholders receive fair and equal treatment in the event of a proposed takeover of the Company. It includes safeguards against partial or two-tiered tender offers, squeeze-out mergers and other abusive takeover tactics. The rights will be issued on November 5, 2001 and will expire ten years after that date.

The plan provides for the issuance of one right for each outstanding share of the Company's common stock. In general, the rights will become exercisable only if a person or group acquires 15% or more of the Company' outstanding voting stock or announces a tender or exchange offer that would result in ownership of 15% or more of the Company's voting stock.

Each right will entitle the holder to buy one one-thousandth (1/1000) of a share of a new series of junior participating preferred stock at an exercise price of $45.00 per right, subject to antidilution adjustments. Each one one-thousandth of a share of this new preferred stock has the dividend and voting rights of, and is designed to be substantially equivalent to, one share of common stock. The Company's Board of Directors may, at its option, redeem all rights for $.00001 per right at any time prior to the acquisition of 15% or more of the Company's stock by a person or group.

If a person or group acquires 15% or more of the Company's outstanding voting stock, each right will entitle holders, other than the acquiring party, to purchase for $45.00 shares of common stock of the Company having a market value of twice that amount.

The plan also includes an exchange option. If a person or group acquires 15% or more, but less than 50%, of the outstanding voting stock, the Board of Directors may at its option exchange the rights in whole or in part for shares of the Company's stock. Under this option, the Company would issue one share of common stock for each two shares of common stock for which a right is then exercisable. If the Company does not then have a sufficient number of shares of its common stock, the Company may substitute preferred stock, cash or other assets to provide equivalent value. This exchange would not apply to shares held by the person or group holding 15% or more of the Company's voting stock.

                                     (more)

Stockholder rights plan
Page 2


If, after the rights have become exercisable, the Company merges or otherwise combines with another entity, or sells assets constituting more than 50% of its assets or producing more than 50% of its earning power or cash flow, each right then outstanding will entitle its holder to purchase for $45.00, subject to antidilution adjustments, a number of the acquiring party's common shares having a market value of twice that amount.

The stockholder rights plan is not being adopted at this time in response to any pending takeover threat to the Company. The Company's stockholder rights plan will not prevent, nor is it intended to prevent, a takeover of the Company. Because the rights may be redeemed by the Board of Directors under certain circumstances, they should not interfere with any merger or other business combination approved by the Board of Directors. The issuance of the rights does not in any way diminish the financial strength of the Company or interfere with its business plans. The issuance of the rights has no dilutive effect, will not affect reported earnings per share and will not change the way the Company's common stock is currently traded.

About MetaSolv

MetaSolv, Inc. (Nasdaq: MSLV), headquartered in Plano, Texas, was founded in 1992. MetaSolv, through its wholly owned subsidiary, MetaSolv Software, Inc., is the leading global provider of solutions that help communications providers and businesses manage their next-generation networks and services. The MetaSolv Solution(TM) integrates and automates key communications management processes from network planning and engineering to operations and customer care. With the MetaSolv Solution, communications providers and businesses can reduce costs through more efficient management of network resources, and more quickly deploy communications resources as business needs change. MetaSolv has regional offices in Atlanta, Chicago, Denver, McLean, VA, London, Nice, France, and Rio de Janeiro. MetaSolv's web site is www.metasolv.com. Contact MetaSolv directly at
(800) 747-0791.

MetaSolv is a registered trademark. The MetaSolv logo and MetaSolv Solution are trademarks of MetaSolv Software, Inc. All other trademarks are property of their respective owners.

                                      # # #